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                                                                   EXHIBIT 10.44

                         EXECUTIVE EMPLOYMENT AGREEMENT


        This Agreement, dated as of October 1,1999 (the "Effective Date"), is between BAM! Entertainment, Inc., a Delaware corporation, (the "Company") and Raymond C. Musci, an individual ("Employee").

        1. Term

               a. Basic Term: The Company shall employ Employee for the period commencing on the Effective Date and ending upon the earlier of (i) two (2) year(s) from the Effective Date (the "Term Date"), as extended under Section 1(b); or (ii) the date upon which the employment is terminated in accordance with Section 4 or 5.

               b. Renewal: Employee's employment will be renewed automatically for an additional one (1) year period (without any action by either party) on the Term Date and on each anniversary thereof, unless one party gives to the other written notice sixty (60) days in advance of the beginning of any one-year renewal period that the employment is to be terminated. Either party may elect not to renew this Agreement with or without cause, in which case Employee shall not be entitled to any Severance. Nothing stated in this Agreement or represented orally or in writing to either party shall create an obligation to renew this Agreement.

        2. Position and Responsibilities

               a. Position: Employee is employed by the Company to render services to the Company in the position of President & Chief Operating Officer. Employee shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Employee by the Board of Directors. Employee shall abide by the Company's rules, regulations, and practices as they may from time-to-time be adopted or modified.

               b. Other Activities: Except upon the prior written consent of the Company, Employee will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Employee's duties and responsibilities hereunder or create a conflict of interest with the Company.

               c. No Conflict. Employee represents and warrants that Employee's execution of this Agreement, his or her employment with the Company, and the performance of his or her proposed duties under this Agreement shall not violate any obligations Employee may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

        3. Compensation and Benefits

               a. Base Salary: In consideration of the services to be rendered under this Agreement, the Company shall pay Employee a salary at the rate of $225,000 Dollars per year ("Base Salary"). The Base Salary shall be paid in accordance with the Company's regularly


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established payroll practices. Employee's Base Salary will be reviewed at least annually in accordance with the Company's established procedures for adjusting salaries for similarly situated employees and may be increased in the sole discretion of the Company's Compensation Committee. The Base Salary may not be decreased, except upon a mutual written agreement between the parties.

               b. Bonus. Employee shall be eligible for any bonus program or plan that is established by the Company for similarly situated employees. The Company's Compensation Committee, in its sole discretion, may establish a bonus program or plan for Employee.

               c. Stock and Stock Options: Employee currently owns Common Stock and/or Preferred Stock in the Company. The Company's Compensation Committee, in its sole discretion, may grant Employee one or more stock options or other equity rights.

               d. Benefits: The Company will provide Employee with medical, dental, eye-care, disability and life insurance benefits in accordance with the benefit plans established by the Company for similarly-situated executives (as may be amended from time to time in the Company's sole discretion) and will pay all premiums for coverage of Employee and his family. The Company shall also provide Employee with at least five weeks of paid vacation leave annually, which shall accrue monthly (i.e., 2 1/12th days shall accrue each month) and shall be governed by the Company's regular policies and practices regarding vacation leave (as may be amended from time to time in the Company's sole discretion). Employee shall also be eligible to participate in any additional benefits made generally available by the Company to similarly-situated employees, in accordance with the benefit plans established by the Company, which may be amended or terminated at any time in the Company's sole discretion.

               e. Expenses: The Company shall reimburse Employee for all reasonable business expenses incurred in the performance of his or her duties hereunder in accordance with the Company's expense reimbursement guidelines.

               f. Indemnification. The Company agrees to defend and indemnify Employee against any liability that Employee incurs within the scope of his employment with the Company to fullest extent permitted by the Company's articles and by-laws and Delaware corporation's law. The Company agrees to defend and indemnify Employee and hold Employee harmless against any liability caused by all personal guarantees or other personal obligations that Employee made during his employment with respect to any debts of the Company.

        4. Terminations By Company

               a. At-Will Termination By Company. The Company may terminate Employee's employment with the Company at any time, without any advance notice, for any reason, including no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of the Company relating to the employment, discipline, or termination of its employees, subject to any severance payment required by Section 4(b). Thereafter, all obligations of the Company under this Agreement shall cease, except as provided in Section 6.


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               b. Severance: Except in situations where Employee's employment is terminated For Cause or By Disability (as defined below), in the event that the Company terminates Employee's employment at any time, Employee will be eligible to receive the following: (i) an amount equal to twenty-four (24) months of Employee's then-current Base Salary ("Severance") payable as follows: 50% of the Severance shall be paid as a lump sum within a reasonable period following the termination date (but not more than sixty (60) days unless agreed by Employee) and 50% of the Severance will be paid as salary continuation for twelve (12) months following the termination date; and (ii) reimbursement for any COBRA payments made by Employee for COBRA coverage during the twelve (12) months following the termination date. Employee shall not be entitled to any severance payments or benefit continuation if Employee's employment is terminated For
Cause or By Disability (as defined in below) of if Employee's employment is terminated by Employee for any reason (except as provided in Section 5 below).

               c. Termination For Cause: For purposes of this Agreement, "Cause" shall mean: (i) Employee commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Employee willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Employee commits a material breach of this Agreement, which breach is not cured within twenty (20) days after written notice to Employee from the Company; (iv) Employee willfully fails to implement or follow a reasonable and lawful policy or directive of the Company, which breach is not cured within twenty (20) days after written notice to Employee from the Company; or (v) Employee engages in a pattern of failure to perform job duties diligently and professionally, which pattern is not cured within twenty (20) days after written notice to Employee from the Company. Prior to the date of any termination for Cause, the Company's Board of Directors shall meet and the Employee shall have an opportunity to present to the Board any information relevant to the event constituting Cause, unless waived by Employee. The Company may terminate Employee's employment For Cause at any time, without any advance notice. The Company shall pay to Employee all compensation to which Employee is entitled up through the date of termination, and thereafter, all of the Company's obligations under this Agreement shall cease, except as provided in Section 6.

               d. By Disability: If Employee becomes eligible for the Company's long term disability benefits or if, in the reasonable opinion of the Company's Board of Directors, Employee shall be unable to carry out the responsibilities and functions of the position held by Employee by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Employee's employment. The Company shall pay to Employee all compensation to which Employee is entitled up through the date of termination, and thereafter, all of the Company's obligations under this Agreement shall cease, except as provided in Section 6. Nothing in this Section shall affect Employee's rights under any disability plan in which he or she is a participant.

        5. Termination By Employee

               a. At-Will Termination By Employee. Employee may terminate his/her employment with the Company at any time for any reason, including no reason at all, upon sixty


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(60) days advance written notice. The Company shall have the option, in its sole discretion, to make Employee's termination effective at any time prior to the end of such notice period as long as the Company provides Employee with all compensation to which he is entitled up through the last day of the sixty (60) day notice period. Thereafter, all obligations of the Company under this Agreement shall cease, except as provided in Section 6.

               b. By Death: Employee's employment shall terminate automatically upon his or her death. The Company shall pay to Employee's beneficiaries or estate, as appropriate, any compensation then due and owing. Thereafter, all obligations of the Company under this Agreement shall cease, except as provided in Section 6. Nothing in this Section shall affect any entitlement of Employee's heirs to the benefits of any life insurance plan or other applicable benefits.

               c. Termination for Good Reason. Employee's termination shall be for "Good Reason" if Employee provides written notice to the Company of the Good Reason within six (6) months of the event constituting Good Reason and provides the Company with a period of twenty (20) days to cure the Good Reason and the Company fails to cure the Good Reason within that period. For purposes of this Agreement, "Good Reason" shall mean any of the following events if the event is effected by the Company without Employee's consent : (i) a change in Employee's position with employer which materially reduces Executive's level of responsibility, except for any reduction for Cause (as defined above) or any reduction following a Change in Control (as defined below) caused by the transition of the Company into a new company or a division of a new company;
(ii) a material reduction in Employee's Base Salary, except for reductions that are comparable to reductions generally applicable to senior executives of the Company; or (iii) a relocation of Employee's principal place of employment by more than fifty (50) miles. Employee may terminate his/her employment at any time for Good Reason, in which case Employee will be eligible to receive the Severance and benefit continuation provided by Section 4(b) above. Thereafter, all obligations of the Company under this Agreement shall cease, except as provided in Section 6.

               d. Change in Control. For purposes of this Agreement, "Change of Control" shall mean a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities.

        6. Termination Obligations


               a. Employee agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Employee incident to his or her employment belong to the Company and shall be promptly returned to the Company upon termination of Employee's employment.


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               b. Upon termination of Employee's employment, Employee shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Employee shall cooperate with the Company in the winding up or transferring to other employees of any pending work and shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee's employment by the Company.

               c. Employee agrees that following termination of his or her employment, Employee shall not access or use any of the Company's computer systems, e-mail systems, voicemail systems, intranet system or other system, except as authorized by the Company in writing.

               d. The Company agrees that immediately following termination of Employee's employment, the Company will take all steps reasonably necessary to release Employee from all personal guarantees or other personal obligations that Employee made with respect to any debts of the Company.

               e. The Company and Employee agree that their obligations under this Section as well as Sections 3(f), 7 (including Exhibit A) and 8 shall survive the termination of employment and the expiration of this Agreement.

        7. Inventions and Proprietary Information


               a. Employee agrees to execute and be bound by the terms of the Company's Proprietary Information and Inventions Agreement, which is attached as Exhibit A.

               b. Employee acknowledges that because of his/her position in the Company, Employee will have access intellectual property and confidential information. During the term of his or her employment (plus any period in which the Company is paying the Employee Severance) and for one (1) year thereafter, Employee shall not, for Employee or any third party, directly or indirectly, (i) interfere with any business of any kind in which the Company (or any affiliate) is engaged, including, without limitation, diverting or attempting to divert any of its suppliers or customers, or (ii) solicit, induce, recruit or encourage any person employed by the Company to leave their employment.


        8. Dispute Resolution


               a. The parties agree that any suit, action, or proceeding between Employee (and his or her attorneys, successors, and assigns) and the Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating in any manner whatsoever to Employee's employment or termination that employment shall be brought in either the United States District Court for the Northern District of California or in a California state court in the County of Santa Clara and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding


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brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

               b. Employee acknowledges that he/she is obligated under this Agreement to render services of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value so that the loss thereof cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in addition to other remedies provided by law, the Company shall have the right during the term of this Agreement to compel specific performance by the Employee.

        9. Entire Agreement

        This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee's employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Company's Proprietary Information and Inventions Agreement, attached as Exhibit A, and any agreements related to the stock currently held by Employee).

        10. Amendments; Waivers

        This Agreement may not be amended except by a writing signed by Employee and by a duly authorized representative of the Company other than Employee. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

        11. Assignment

        Employee agrees that Employee will not assign any rights or obligations under this Agreement. Nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of all or substantially all of its assets.

        12. Severability

        If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

        13. Taxes

        All amounts paid under this Agreement (including, without limitation, Base Salary and Severance) shall be paid less all applicable state and federal tax withholdings. To the extent Employee is or may be subject to one or more foreign tax obligations, the Company agrees to reasonably cooperate with Employee to maximize Employee's after tax income.


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        14. Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        15. Interpretation

        This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

        16. Binding Agreement

        Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both the Company and Employee. This Agreement will be binding upon and benefit the parties and their heirs, administrators, executors, successors and permitted assigns. To the extent that the practices, policies, or procedures of the Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Employee's duties or compensation will not affect the validity or scope of the remainder of this Agreement.

        17. Employee Acknowledgment

        Employee acknowledges Employee has had the opportunity to consult legal counsel concerning this Agreement, that Employee has read and understands the Agreement, that Employee is fully aware of its legal effect, and that Employee has entered into it freely based on his or her own judgment and not on any representations or promises other than those contained in this Agreement.

        18. Date of Agreement

        The parties have duly executed this Agreement as of the date first written above.




    BAM! Entertainment, Inc.,
    a Delaware corporation:                 EMPLOYEE:




    By: /s/ RAYMOND C. MUSCI                /s/ RAYMOND C. MUSCI
        ---------------------------------   --------------------------------
        Name:  Raymond C. Musci             Raymond C. Musci
        Title: President




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